BYRNA TECHNOLOGIES INC. 8-K

Exhibit 4.3

SECURED EQUIPMENT TERM NOTE

DATE OF NOTE:	________________, 20___

BORROWER:	BYRNA TECHNOLOGIES INC., a Delaware corporation

PRINCIPAL AMOUNT:

LOAN TERM:	Seventy-Two (72) Months

MATURITY DATE:	___________, 20___

FOR VALUE RECEIVED, Borrower, on a joint and several basis, promises to pay to NEEDHAM BANK (hereinafter “Lender,” which term shall include its successors and permitted assigns), or its order, the Principal Amount of ___________________________ AND ___/100 DOLLARS ($____________________), or such lesser amount as may be outstanding hereunder, together with accrued interest thereon or on so much as remains outstanding at the effective Interest Rate herein specified. This Note is executed and delivered pursuant to the terms and conditions of that certain Commercial Loan and Security Agreement dated as of January 19, 2021 entered into between Borrower and Lender (the "Loan Agreement" which term shall include all modifications, extensions, renewals and replacements thereof).

INTEREST RATE: Subject to the terms of this Note, the outstanding principal balance of this Note shall accrue interest at a fluctuating per annum interest rate equal to sum of the Prime Rate (as defined herein) plus fifty (50) basis points (0.50%). As used herein, the term "Prime Rate" shall mean the Prime Rate as published in the “Money Rates” section of The Wall Street Journal, provided, however, if such rate is, at any time during the term of this Note, no longer so published by The Wall Street Journal, upon written notice to the Borrower, the Lender shall designate a comparable reference rate which shall be deemed the "Prime Rate" hereunder. The effective interest rate under this Note shall be automatically changed contemporaneously with each change in the Prime Rate, provided, however, that Lender has no obligation to notify Borrower of any changes in the effective rate of interest under this Note. Notwithstanding anything contained herein to the contrary, at no point in time during the term of this Note shall the effective interest rate under this Note be less than four percent (4.00%) per annum. Interest on the outstanding principal balance of this Note shall be calculated on the basis of actual days elapsed and a 360-day year.

REPAYMENT; PAYMENT DAY: Commencing on _________ 1, 20___, and thereafter on the first (1st) day of each succeeding month (the first (1st) day of each calendar month being referred to herein as a “Payment Day”) until the date which is the twelfth (12th) month anniversary date of this Note (the “Conversion Date”) (the period commencing on the date of this Note and ending on the Conversion Date is referred to herein as the “Interest Only Period”), Borrower shall make consecutive monthly payments of accrued interest only, in arrears. Thereafter, commencing with the first Payment Day following the expiration of the Interest Only Period and continuing thereafter on each successive Payment Day for the remaining term of this Note (the period commencing with the expiration of the Interest Only Period and ending on the Maturity Date is referred to herein as the “Amortization Period”), Borrower shall make consecutive monthly amortizing payments of principal (calculated by Lender based upon a fully amortizing five (5) year amortization scheduled commencing on the first day of the Amortization Period), together with a payment of accrued interest, in arrears. The entire outstanding principal balance of this Note, together with all accrued interest and other fees and charges payable hereunder, shall be due and payable in full on the Maturity Date. If any Payment Day would otherwise fall on a day that is not a Business Day, such Payment Day will be the next immediate Business Day. For purposes of this Note, “Business Day” is a day which is neither a Saturday nor a Sunday nor a legal holiday on which commercial banks are authorized to be closed in Boston, Massachusetts.

This Note constitutes an “Equipment Term Note” as referenced in the Loan Agreement and the loan evidenced by this Note represents an advance previously made under the “Equipment Loan” as referenced in the Loan Agreement.

Payments made hereunder shall be applied first to Lender’s costs and expenses, then to accrued interest then outstanding, and the remainder, if any, to any current or past due required principal payment due hereunder.

On any date on which a regularly scheduled payment of accrued interest and/or principal is due under this Note, the Lender may charge the Operating Account (as defined in the Loan Agreement) with the amount thereof.

All capitalized terms not defined herein shall be given the same meaning as set forth in the Loan Agreement.

The occurrence of any Event of Default (after the expiration of any applicable cure or grace period) under the Loan Agreement shall be an Event of Default hereunder.

PREPAYMENT: Borrower shall have the right to prepay, without premium or penalty, the principal balance of any outstanding Advance made under this Note, in whole or in part, together with all accrued and unpaid interest thereon.

Borrower agrees to pay all expenses including reasonable attorney’s fees, which Lender may incur in effecting collection of this Note, upon an Event of Default or following maturity.

Lender shall not, by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder unless such waiver be in writing and signed by Lender. A delay, omission or waiver on one occasion shall not be deemed a waiver or bar on any future occasion of the same or any other right.

Borrower and each endorser and guarantor of this Note or the obligation represented hereby, waives, to the extent permitted by applicable law, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except as specifically provided herein with respect to notices of default and pursuant to the terms of the Loan Agreement; assents to any extension or postponement of the time of payment or any other indulgence and to the addition or release of any other party primarily or secondarily liable.

THE BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN EVIDENCED HEREBY.

Borrower and each endorser and guarantor hereby assent to the release in whole or in part of any Collateral (as defined in the Loan Agreement) held as security herefor, and agrees that Lender need not proceed against any Collateral held as security herefor before proceeding directly against Borrower or against any endorser or guarantor.

Borrower shall pay to Lender a late charge in the amount of five (5%) percent of each payment due hereunder which is more than fifteen (15) days in arrears to offset the additional expenses involved in processing delinquent payments. In addition, from and after the date on which this Note becomes, or at Lender’s option, could become, due and payable (whether accelerated or not), at maturity, upon default or otherwise, and solely during the existence of such circumstance, interest shall accrue and shall be due and payable on demand at a rate (the “Default Rate”) which is four (4%) percent per annum higher than the Interest Rate hereinabove specified but in no event higher than the maximum interest rate permitted by law. The Default Rate shall change each time the Interest Rate changes.

Borrower shall not be obligated to pay and Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of this Note as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by Lender to Borrower.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of this Note or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement promissory note or other document(s) in the same principal amount hereof and otherwise of like tenor at no cost to Borrower.

This Note shall be deemed to be a Massachusetts instrument, and all rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and enforced in the courts of the Commonwealth of Massachusetts sitting in the City of Boston.

Borrower’s obligations under this Note are secured by, inter alia, the first priority security interest (subject to any Permitted Liens) in the Collateral (as defined in the Loan Agreement) granted by Borrower in favor of Lender pursuant to the terms of the Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

(i)                  IN WITNESS WHEREOF, Borrower has duly executed and delivered this Secured Equipment Term Note UNDER SEAL to be effective as of the date first set forth above.

WITNESS:	BORROWER:

BYRNA TECHNOLOGIES INC.,
a Delaware corporation

By:
Print Witness Name:	Name:
Title: